Exhibit 10.65

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7336

Petition of Central Vermont Public Service
Corporation for Approval of an Alternative
Regulation Plan Pursuant to
30 V.S.A. § 218d

AND

Docket No. 7627

Petition of Central Vermont Public Service
Corporation for Approval of an Alternative
Regulation Plan Pursuant to
30 V.S.A. § 218d

AND

Tariff No. 8191

CVPS 2011 Base Rate Filing
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MEMORANDUM OF UNDERSTANDING

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This Memorandum of Understanding (the “MOU”), dated as of December 20, 2010, is entered into by and between CENTRAL VERMONT PUBLIC SERVICE CORPORATION (“CVPS,” “Central Vermont” or the “Company”) and the VERMONT DEPARTMENT OF PUBLIC SERVICE (the “Department” or “DPS”) in the above-referenced proceedings regarding CVPS’s 2011 Base Rate filing and request to modify and extend the Company’s Alternative

Regulation Plan pursuant to 30 Vermont Statutes Annotated (“V.S.A.”) § 218d.  Central Vermont and the Department are sometimes each referred to in this MOU as a “Party” and collectively as the “Parties”.
Introduction and Recitals

On July 6, 2010, CVPS filed a petition to modify and extend the CVPS Alternative Regulation Plan (the “ARP” or “Plan”) pursuant to Section 218d.  Central Vermont’s Modified Alternative Regulation Plan (the “Modified Plan”), which contained the specific amendments requested under the petition, was included with the Company’s filing.  Supporting testimony was filed by the Company on July 6 and October 8, 2010.  The Modified Plan would be in effect for a three year period beginning with rates effective on a bills-rendered basis January 1, 2011.

The Petition asked the Board to approve changes to the Company’s ARP to: (a) extend its duration; (b) alter the methodology for implementing the Non-power cost cap; and (C) reset the allowed return on equity (“ROE”).  The Modified Plan also contained limited housekeeping edits to remove provisions no longer applicable to the provision of CVPS services and to adopt certain practices employed in the administration of other approved alternative regulation plans.

The DPS investigated the petition and filed testimony on November 12, 2010.  The Company filed rebuttal testimony in response to the DPS on December 8, 2010.

On November 1, 2010, Central Vermont filed its annual Base Rate filing, in accordance with the Board’s Orders issued September 30, 2008 and October 23, 2008 in Docket No. 7336. Two separate Base Rate filings were submitted, one based on the Company’s current approved ARP, and one based on changes proposed under the Modified Plan.  The Base Rate filing requested a rate increase effective with bills rendered January 1, 2011 computed in accordance with the Plan.1  The primary cost drivers of the proposed rate increase are higher transmission costs, lower revenue from excess power sales, and higher costs from return on rate base and depreciation.

In accordance with the terms of the CVPS ARP, the Department engaged Larkin & Associates, PLLC (“Larkin”) to assist the DPS in its review of the Company’s Base Rate filing. The Public Service Board designated the filing as Tariff No. 8191 and Board staff held a workshop on November 29, 2010 to ask questions about the filing.  The Department submitted its comments on the 2011 Base Rate filing on December 3, 2010 and appended a report prepared by Larkin detailing its findings and recommendations.  Subsequent to the completion of the Department’s investigation, the Parties engaged in extended discussions and review with respect to Central Vermont’s filings.

Settlement

The Parties set forth their understandings and agreements regarding the above-referenced matters and hereby stipulate as follows:

1. Base Rate Filing.  The Parties agree that Central Vermont’s 2011 Base Rate filing should be approved consistent with the agreements as to the terms, conditions and ROE contemplated pursuant to this MOU.   A revised cost of service that reflects the agreed-upon ROE for rate year 2011 and an increased CVPS investment in VELCO/Transco all as described in this MOU is appended to this MOU as Exhibit A.

1 Note that CVPS initially filed two base rate filings, one developed pursuant to its existing ARP and the other developed in accordance with the terms of its proposed Modified Plan as filed with the Board on October 8, 2010.

2. Return on Equity.  The Parties agree that the ROE for CVPS under its ARP shall be set at 9.59% for 2011.  This is the same ROE in effect for 2010 under the Company’s current Plan.

3. ROE Adjustment Mechanism.  For 2012, the ROE adjustment shall be based on the ROE currently allowed for Green Mountain Power Corporation (i.e. 9.45%).  CVPS will then adjust the ROE for the ensuing rate year by following the methodology set forth in the CVPS ARP.  By way of illustration:

a.
If the average yields on the 10 Year Treasury increases by 50 basis points (“bps”) between the measurement period in 2010 and the measurement period in 2011, the allowed ROE for 2012 would be 9.70% (calculated as 9.45% + 50% of 50 bps).

b.	If the average yields on the 10 Year Treasury increases by 10 bps over the same period, the allowed ROE for 2012 would drop to 9.50% (calculated as 9.45% + 50% of 10 bps).

For 2013, the allowed ROE would be calculated by the existing methodology off the ROE in effect for 2012.

4. CVPS VELCO/Transco Investment.  CVPS shall make the full VELCO/Transco investments available to the Company in 2010 (excluding under-subscriptions, if any, by other utilities), and reflect the resulting change in the capital structure used in the computation of the Base Rate filing.  Central Vermont’s 2010 VELCO/Transco investment is reflected in the settlement cost of service as a $34,917,890 capital contribution made in of December 2010.  Additionally a December 2011 investment in the amount of $10,948,000 is reflected.

5. Rate Base.  The Parties agree that CVPS’s rate base is projected to increase by $50 million to $454 million from the test year ended 2009.  A schedule describing the agreed upon rate base to be used in the Base Rate filing is included with the cost of service appended as Exhibit A.

6. Rate Increase.  The agreed upon Base Rate filing, adjusted for the terms and conditions called for hereunder, calls for an increase in CVPS rates of 7.67%, effective with bills rendered January 1, 2011.  This increase will provide CVPS with an additional $22.4 million in revenues based on a calendar 2009 test year and a calendar 2011 rate year.  See Exhibit A.

7. Benchmarking.  CVPS agrees to withdraw it request to modify its ARP to include ROE benchmarking terms and conditions without prejudice.  However, the Parties agree that the Company’s ARP should be modified to include terms and conditions for a benchmarking mechanism affecting the Plan’s non-power cost cap for rate years 2012 and 2013.  The non-power cost cap benchmarking mechanism shall utilize a weighted averaging algorithm that gives consideration to both line miles and customer count.  Benchmarking incentives shall be calculated using the formula shown in Exhibit B.  Any review by the Board of the terms and conditions of the agreed upon benchmarking mechanism called for under this MOU shall be separate from the approval of the CVPS 2011 Base Rate filing and associated Tariff.

8. Costs Included in Benchmarking.  With respect to the calculation of CVPS costs for use in connection with the agreed upon benchmarking mechanism, the costs associated with major storms will be excluded if the storm costs qualify for deferral under the terms and conditions of the CVPS ARP.

9. Amended ARP.  The Parties agree that the Board should adopt an amended Alternative Regulation Plan for CVPS (“Alternative Regulation Plan II”).  The Alternative Regulation Plan II shall contain a number of changes to remove provisions no longer applicable to the provision of CVPS services and to adopt certain practices employed in the administration of other approved alternative regulation plans including terms and conditions to modify the cost cap calculation so as to exclude the impact of changes in the ROE.  By Monday, December 27,

2010, CVPS shall file a redlined copy of its current Plan marked to show the specific changes to be incorporated in the Alternative Regulation Plan II.  A conformed version of the Alternative Regulation Plan II that includes all such changes will also be submitted with the filing.  CVPS will collaborate with the DPS to seek its concurrence with the filing.  Once the Alternative Regulation Plan II filing is made with the Board, the Board shall conduct a hearing to review the filing and the support provided therefore.

10. Tariff.  The Parties agree that the Board should approve the revised tariff appended to this MOU as Exhibit C.  An updated Schedule 4 Report of Proposed Rate Changes is also attached as Exhibit D.  Said tariff provides for the implementation of the agreed upon rate increase effective with bills rendered January 1, 2011.

11. Process Improvements.  CVPS will work with the DPS to implement the following recommendations described in the Larkin report on the CVPS 2011 base rate filing:

a.
CVPS will furnish its final draft cost of service for rate years 2012 and 2013 to the Department’s consultant at least one week before the November 1st Board filing deadline, provided that the consultant provides timely review and comments in accordance with a review schedule to be agreed upon by the Parties in advance of the transmittal of first draft cost of service.

b.	CVPS will continue to work in good faith with the Department’s consultant to establish better information flows between the cost of service filing and the Company’s supporting worksheets.

12. Director and Officer Liability Insurance. CVPS will consider and investigate whether to remove 50% of the cost of Director and Officer Liability Insurance in future rate filings.  The Company will report its conclusions with its 2012 base rate filing and provide support for its recommendation.

13. Prefiled Testimony and Exhibits.  The Parties stipulate to the admission of all prefiled testimony and exhibits filed in Docket No. 7627 and waive the opportunity for hearing in advance of the approval of the 2011 Base Rate filing appended hereto and associated Tariff

General Provisions

14. This MOU provides a final resolution to all issues regarding CVPS’s petition to modify and extend its ARP and 2011 Base Rate filing, except as specifically discussed herein.

15. This MOU shall become effective upon the issuance of approval by the PSB in the manner contemplated herein.

16. The Parties agree that this MOU and any Order approving this MOU relate only to these Parties and should not be construed by any party or tribunal as having precedential or any other impact on proceedings involving other utilities.  The Parties have made compromises on specific issues to reach this MOU.  The MOU and any Order approving this MOU shall not be construed by any party or tribunal as having precedential impact on any future proceedings involving the Parties except as necessary to ensure implementation of this MOU or to enforce an order of the PSB resulting from this MOU.  The Parties reserve the right in future proceedings to advocate positions that differ from those set forth in this MOU, and this MOU and any Order approving this MOU may not in any future proceeding be used against any party except as necessary to enforce rights and obligations under this MOU or to enforce an order of the PSB resulting from this MOU.

17. Except as otherwise provided for herein, the Parties agree that this MOU shall be effective, and shall bind the Parties hereto, only if the Public Service Board issues such orders called for hereunder containing terms substantially consistent with this MOU in all respects.

                 CVPS Alternative Regulation Plan - December, 2010               Settlement MOU

18. The Parties agree that should the Board fail to approve the MOU substantially in its entirety, the Parties’ agreements set forth herein shall terminate if so requested by either Party, in which case, each Party shall have the same rights as each would have had absent this Memorandum of Understanding in the above referenced dockets and the Parties’ agreements shall not be construed by any party or tribunal as having precedential impact on any future testimony or positions which may be advanced in these proceedings.

19. The DPS shall support this MOU and issuance of the orders contemplated herein to the extent consistent with its obligations under Title 30, Vermont Statutes Annotated.

20. This Memorandum of Understanding is governed by Vermont law and any disputes under this MOU shall be decided by the Board.

DATED at MONTPELIER, VERMONT this 20th day of December, 2010.

VERMONT DEPARTMENT OF
    PUBLIC SERVICE

By:      /s/ David O'Brien
               David O’Brien, Commissioner

CENTRAL VERMONT PUBLIC
     SERVICE CORPORATION

By:      /s/ Dale A. Rocheleau
       Dale A. Rocheleau, Esq.